Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-3 and related Prospectus of Perella Weinberg Partners for the registration of up to 20,000,000 shares of its Class A common stock to be offered and sold by Perella Weinberg Partners and 1,942,590 shares of its Class A common stock to be offered and sold by a selling stockholder, and to the incorporation by reference therein of our report dated March 11, 2022, with respect to the consolidated financial statements of Perella Weinberg Partners included in its Amendment No. 1 to the Annual Report (Form 10-K/A) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York July 7, 2022